As filed with the Securities and Exchange Commission on August 28, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in charter)

Oregon	93-0557988
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

5721 SE Columbia Way, Suite 200,

Vancouver, Washington 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

NORTHWEST PIPE COMPANY

2007 STOCK INCENTIVE PLAN

Scott J. Montross

President and Chief Executive Officer

Northwest Pipe Company

5721 SE Columbia Way, Suite 200, Vancouver, Washington 98661

(360) 397-6250

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory E. Struxness, Esq.

Ater Wynne LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503) 226-1191

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share (3)	600,000 shares	$29.15	$17,490,000	$2,385.64

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends, recapitalization or other similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices for the Company’s common stock as reported on the Nasdaq National Market on August 23, 2013 in accordance with Rule 457 under the Securities Act of 1933.
(3)	Including associated Preferred Stock Purchase Rights. Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be evidenced or traded separately from the Common Stock.

EXPLANATORY NOTE

Northwest Pipe Company (the “Company” or the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to increase by 600,000 the number of Common Shares of the Registrant, registered under the Northwest Pipe Company 2007 Stock Incentive Plan, as amended (the “Plan”). Following the registration of these additional Common Shares, the Registrant will have registered an aggregate of 1,200,000 Common Shares pursuant to the Plan, as approved by the Company’s shareholders effective May 31, 2013.

Pursuant to General Instruction E to Form S-8, the contents of the previously filed Registration Statement on Form S-8 (Reg. No. 333-152573) filed with respect to the Plan with the Securities and Exchange Commission on July 28, 2008 is incorporated by reference herein except as otherwise updated or modified by this filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits

Number	Description

5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Deloitte & Touche LLP

24.0	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1	2007 Stock Incentive Plan, as amended

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Vancouver, State of Washington, on the 27th day of August, 2013.

NORTHWEST PIPE COMPANY

By	/s/ Scott J. Montross
Scott J. Montross
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Roman and Scott J. Montross and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Witness our hands on the date set forth below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 27, 2013.

[Signatures on following page]

Signature	Title

/s/ Scott J. Montross Scott J. Montross	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robin A. Gantt Robin A. Gantt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard A. Roman Richard A. Roman	Executive Chairman of the Board of Directors

/s/ Harry L. Demorest Harry L. Demorest	Director

/s/ James E. Declusin James E. Declusin	Director

/s/ Michael C. Franson Michael C. Franson	Director

/s/ Wayne B. Kingsley Wayne B. Kingsley	Director

/s/ Keith R. Larson Keith R. Larson	Director

/s/ William R. Tagmyer William R. Tagmyer	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Deloitte & Touche LLP

24.0	Powers of Attorney (included in signature page in Part II of the Registration Statement)

99.1	2007 Stock Incentive Plan, as amended